Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

INVUITY, INC.

Invuity, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Invuity, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 6, 2015.

2. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. A new Section (F) shall be added to Article IV Section B(4)(d)(i) of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follow:

“(F) Notwithstanding anything herein to the contrary, with respect to the sale by the Company of Common Stock in a firm commitment underwritten public offering registered under the Securities Act, for purposes of this Section 4(d), the number of shares of Common Stock to be sold pursuant to the underwriting agreement in such public offering (and for all purposes with respect to this Section 4(d) disregarding any rights the underwriter(s) may have to purchase additional shares pursuant to any underwriting agreement or purchase agreement for such public offering) shall, contingent upon the consummation of such public offering, be deemed to have been issued immediately prior to the conversion of all shares of Preferred Stock into Common Stock pursuant to Section 4(b), at the price per share set forth in the underwriting agreement or purchase agreement for such public offering.”

* * * *

IN WITNESS WHEREOF, Invuity, Inc. has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by Philip Sawyer, a duly authorized officer of the Corporation, on June 11, 2015.

/s/ Philip Sawyer
Philip Sawyer,
President and Chief Executive Officer